Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Notes offered hereby	$3,320,000.00	100.00%	$3,320,000.00	$185.26(1)

(1)	The filing fee is calculated in accordance with Rule 457(r) under the Securities Act. There are unused registration fees of $10,054.03 that have been paid in respect of securities offered from Eksportfinans ASA’s Registration Statement No. 333-140456, of which this pricing supplement is a part. After giving effect to the $185.26 registration fee for this offering, $9,868.77 remains available for future offerings. No additional registration fee has been paid with respect to this offering.

PRICING SUPPLEMENT NO. 425 dated August 10, 2009	Filed pursuant to Rule 424(b)(3)
To Product Supplement No. 1 dated April 12, 2007 and	Registration Statement No. 333-140456
Prospectus Supplement and Prospectus dated February 5, 2007
relating to the Eksportfinans ASA U.S. Medium-Term Note Program

EKSPORTFINANS ASA

$3,320,000.00 11.50% Reverse Convertible Notes linked to the iShares® MSCI Brazil IndexSM Fund due February 16, 2010

MORGAN STANLEY STRUCTURED INVESTMENTS
Opportunities in International Equities

     Reverse convertible notes (which we refer to as RevConsSM) offer a short-term, enhanced yield strategy that pays a periodic, above-market, fixed rate coupon (per annum) in return for the risk that the RevCons will redeem for a number of shares (or at our option, the cash equivalent thereof) of the Reference Share at maturity if the closing price of the Reference Share trades at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately after the Trade Date to and including the Determination Date, and the closing price of the Reference Share on the Determination Date is below the initial price. The value of these shares (or the cash value thereof) will be less than the value of the investor’s initial investment and may be zero, and the investor has no opportunity to participate in any upside. Alternatively, if the Reference Share never trades at or below the Knock-in Level, the RevCons will return the stated face amount ($1,000.00 per RevCon) at maturity. The coupon is paid regardless of the performance of the Reference Share. RevCons are not principal protected. All payments on the RevCons are subject to the credit risk of Eksportfinans ASA.

     “RevConsSM” is a service mark of Morgan Stanley.

Offering Information

Issuer:	Eksportfinans ASA
Specified Currency:	U.S. dollars
Agent:	Morgan Stanley & Co. Incorporated (MS&Co.) 1585 Broadway New York, NY 10036
Agent acting in the capacity as:	Principal
Offering:	This pricing supplement relates to an offering of RevCons which is linked to one, and only one, Reference Share.
Aggregate face amount:	$3,320,000.00
Face amount per RevCon:	$1,000.00
Trade Date:	August 10, 2009
Original Issue Date:	August 13, 2009
Determination Date†:	February 10, 2010
Maturity Date†:	February 16, 2010
Reference Share:	Shares of the iShares® MSCI Brazil IndexSM Fund (EWZ)
CUSIP:	282645RA0
ISIN:	US282645RA04

†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at maturity” in the accompanying product supplement no. 1.

Investing in the RevCons involves a number of risks. See “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED PRODUCT SUPPLEMENT NO. 1 AND PROSPECTUS SUPPLEMENT
AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Product Supplement No. 1 dated April 12, 2007	Prospectus Supplement and Prospectus dated February 5, 2007

(continued on following page)

MORGAN STANLEY

Pricing Supplement dated August 10, 2009

YOU SHOULD ALSO READ THE PROSPECTUS FOR THE REFERENCE SHARES, WHICH WE ARE CONVEYING TO YOU VIA THE HYPERLINK BELOW. THE CONTENTS OF THE PROSPECTUS AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN ARE NOT INCORPORATED BY REFERENCE INTO THIS PRICING SUPPLEMENT OR IN ANY WAY MADE A PART THEREOF.

Prospectus for the iShares® MSCI Brazil IndexSM Fund dated January 1, 2009 (as revised January 20, 2009)

     You may revoke your offer to purchase the RevCons at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase any of the RevCons prior to their issuance. In the event of any changes to the terms of any of the RevCons, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the RevCons or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

     The RevCons are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Price to Public	Fees and Commissions		Proceeds to Us
Per RevCon:	$1,000.00	$15.00	*	$985.00
Total:	$3,320,000.00	$49,800.00	*	$3,270,200.00

*	See “Supplemental plan of distribution” below. The actual price to the public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of RevCons purchased by that investor. The lowest price payable by an investor is $995.00 per RevCon. Please see “Agent’s Commissions Information” on page P-9 for further details.

     “iShares®” is a registered mark of Barclays Global Investors, N.A. (BGI). The RevCons are not sponsored, endorsed, sold, or promoted by BGI, its affiliate, Barclays Global Fund Advisors (BGFA), or the iShares® Funds. Neither BGI, BGFA, nor the iShares® Funds make any representations or warranties to the owner of the RevCons or any member of the public regarding the advisability of investing in the RevCons. Neither BGI, BGFA, nor the iShares® Funds shall have any obligation or liability in connection with the registration, operation, marketing, trading, or sale of the RevCons or in connection with our use of information about the iShares® Funds.

Investment Overview

     RevCons pay a periodic, above-market, fixed rate coupon (per annum). At maturity, the RevCons will pay either (i) an amount of cash equal to the stated face amount of the RevCons ($1,000.00), or (ii) if the closing price of the Reference Share on the Determination Date is less than the Initial Reference Level and the closing price of the Reference Share has decreased to or below the Knock-In Level on any Trading Day over the term of the RevCons, a number of Reference Shares (or at our option, the cash equivalent thereof) worth less than the stated face amount of the RevCons. The value of any Reference Shares delivered at maturity, and accordingly its cash value, will be less than the stated face amount of the RevCons, and may be zero. RevCons are not principal protected and offer no potential for appreciation. All payments on the RevCons are subject to the credit risk of Eksportfinans ASA.

Reference Share Overview

iShares® MSCI Brazil IndexSM Fund

     The iShares® MSCI Brazil IndexSM Fund (the Reference Share or the Exchange-Traded Fund) is an exchange-traded fund managed by iShares, Inc. (iShares or the Fund Issuer), a registered investment company. iShares consists of numerous separate investment portfolios, including the Exchange-Traded Fund. The investment advisor to the Exchange-Traded Fund (the Exchange-Traded Fund Sponsor) is Barclays Global Fund Advisors (BGFA), a subsidiary of Barclays Global Investors, N.A. (BGI). This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil IndexSM (the Index).

     The Index is calculated, published and disseminated daily by Morgan Stanley Capital International Inc. (MSCI or the Index Sponsor). The Index is designed to measure equity market performance in Brazilian markets. For further information regarding the Index and currency exchange rate risk, see “Risk Factors—The RevCons are subject to currency exchange risk” and “The Reference Share—The MSCI Brazil Index.” The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index.

     MSCI publishes the Index and is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the design and maintenance of the Index, including decisions regarding the calculation of the Index, such as the addition and deletion of component stocks and other methodological modifications of the Index. The actions and judgments of MSCI may affect the value of the Index and, consequently, could adversely affect the closing price of the Reference Share, to the extent that the Reference Share generally tracks the Index, and the value of the RevCons. The economic interests of the calculation agent and other of Morgan Stanley’s affiliates are potentially adverse to your interests.

     Information as of market close on August 10, 2009.

Ticker:	EWZ	52 Weeks ago:	$71.5994
Current Price per Share:	$60.81	52 Week High (on 8/21/2008):	$74.2627
Current Dividend Yield:	1.36%	52 Week Low (on 11/20/2008):	$26.7218

Key Investment Rationale

     The RevCons offer an income oriented strategy linked to the Reference Share.

  A coupon per annum which is higher than the current dividend yield on the Reference Share.

  No potential to participate in any appreciation in the Reference Share.

  RevCons are not principal protected.

Key Benefits

     The RevCons pay an above market coupon in exchange for downside exposure to the Reference Share, with only contingent protection against declines in the Reference Share. If the closing price of the Reference Share declines to, or below, the Knock-In Level on any Trading Day from, and including, the Trading Day immediately following the Trade Date to, and including, the Determination Date, you will then be subject to full downside exposure to the Reference Share.

Enhanced Yield	A monthly coupon, the rate per annum of which is higher than the current dividend yield on the Reference Share.
The coupon will be paid regardless of the performance of the Reference Share.
Best Case Scenario
  If the closing price of the Reference Share never declines to or below the Knock-In Level on any Trading Day, the RevCons will redeem, at maturity, for the stated face amount, resulting in a total return equal to the coupon. You will not participate in any appreciation in the Reference Share, even if the Reference Share is above the Initial Reference Level on the Determination Date.

Worst Case Scenario
  If the closing price of the Reference Share declines to or below the Knock-In Level on any Trading Day during the term of the RevCons and, on the Determination Date, is at a level below its Initial Reference Level, the RevCons will redeem for an amount of Reference Shares worth less than the stated face amount and which may be zero. In this scenario, the RevCons will have outperformed the Reference Share by the coupon.

Summary of Selected Key Risks (see page “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1 and beginning on page S-4 in the accompanying prospectus supplement).

  No guaranteed return of principal.

  The RevCons are subject to the credit risk of Eksportfinans, and its credit ratings and credit spreads may adversely affect the market value of the RevCons.

  The RevCons will not provide investors with any appreciation in the Reference Share.

  Secondary trading may be limited, and the inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

  If the RevCons are accelerated upon a default, you may receive an amount worth substantially less than the stated face amount of the RevCons.

  The issuer of the Reference Share is not involved in the offering for the RevCons in any way. Neither the issuer nor the agent has made any due diligence inquiry in connection with the offerings.

  The antidilution adjustments the calculation agent is required to make may not match actual developments with regard to the Reference Share.

  The U.S. federal income tax consequences of an investment in the RevCons are uncertain.

Additional Risk Factors

Investing in the RevCons is not equivalent to investing in the shares of the Exchange-Traded Fund.

     Investing in the RevCons is not equivalent to investing in the shares of the Exchange-Traded Fund or the stocks composing the Index. Investors in the RevCons will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the shares of the Exchange-Traded Fund or the stocks composing the Index.

The Reference Share and the Index are different.

     The performance of the Reference Share may not exactly replicate the performance of the Index because the price of the Exchange-Traded Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Reference Share may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this Exchange-Traded Fund or due to other circumstances. In order to provide flexibility to comply with United States tax and other regulatory requirements as well as to respond to changes in the Index, BGFA may invest a portion of the Exchange-Traded Fund’s assets in securities other than those included in the Index. The Exchange-Traded Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

The market price of the RevCons may be influenced by many unpredictable factors.

     Several factors will influence the value of the RevCons in the secondary market and the price at which the agent may be willing to purchase or sell the RevCons in the secondary market, including: the trading price and volatility of the shares of the Exchange-Traded Fund, dividend rate on the shares composing the Index, interest and yield rates in the market, time remaining to maturity, geopolitical conditions and economic, financial, political, regulatory or judicial events.

Adjustments to the Reference Share or to the Index could adversely affect the value of the RevCons.

     BGFA is the investment adviser to the Exchange-Traded Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Index. The Index Sponsor has no obligation to continue to publish, and may discontinue publication of, the Index. The Index is subject to change at any moment by the Index Sponsor. Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the Exchange-Traded Fund. Any of these actions could adversely affect the price of the Reference Share and, consequently, the value of the RevCons.

Owning the RevCons is not the same as either owning the common stocks that are held by the Exchange-Traded Fund or that underlie the Index, or shares of the Exchange-Traded Fund itself.

     Your return will not reflect the return you would realize if you actually owned and held the stocks held by the Exchange-Traded Fund or shares of the Exchange-Traded Fund itself for a similar period because the payment at maturity per RevCon will be determined without taking into consideration the value of any dividends that may be paid on the stocks held by the Exchange-Traded Fund or on shares of the Exchange-Traded Fund itself. The RevCons represent senior unsecured obligations of Eksportfinans and do not represent or convey any rights of ownership in the Exchange-Traded Fund or in stocks held by the Exchange-Traded Fund. In addition, you will not receive any dividend payments or other distributions on the stocks held by the Exchange-Traded Fund or the shares of the Exchange-Traded Fund itself, and as a holder of the RevCons, you will not have voting rights or any other rights that holders of stocks held by the Exchange-Traded Fund or the shares of the Exchange-Traded Fund itself may have. Even if the price of the Exchange-Traded Fund increases or decreases during the term of the RevCons, the market value of the RevCons may not increase by the same amount. It is also possible for the price of the Exchange-Traded Fund to increase or decrease while the market value of the RevCons declines. In addition, investing in the RevCons is not equivalent to investing in a mutual fund or other pooled investment that invests in the stocks held by the Exchange-Traded Fund. The return on your investment in the RevCons may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

There are risks associated with investments in securities linked to the value of emerging markets equity securities.

     The stocks included in the Index and that are generally tracked by the Exchange-Traded Fund have been issued by Brazilian companies. Investments in securities linked to the value of equity securities issued in Brazil involve risks associated with the securities markets in Brazil, including risks of volatility in Brazilian markets, intervention in Brazilian markets by the government of Brazil and cross-shareholdings in Brazilian companies. Also, there is generally less publicly available information about Brazilian companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities in Brazilian markets may be affected by political, economic, financial and social factors in Brazil, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the Brazilian economy may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. In 1999 Brazil experienced a currency crisis and a significant devaluation of its currency. If Brazil were to experience another such significant devaluation, it would have a significant negative impact on the Brazilian equities markets which are generally tracked by the Index and the underlying shares. We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the notes. See “––The price of the Reference Share is subject to currency exchange risk” below.

The price of the Reference Share is subject to currency exchange risk.

     Because the price of the Reference Share is related to the U.S. dollar value of stocks comprising the Index underlying the Exchange-Traded Fund, holders of the notes will be exposed to currency exchange rate risk with respect to the Brazilian real. If the Brazilian real would weaken relative to the U.S. dollar, the price of the Reference Share will be adversely affected and the payment at maturity on the notes may be reduced. Of particular importance to potential currency exchange risk are:

  existing and expected rates of inflation;

  existing and expected interest rate levels;

  the balance of payments; and

  the extent of governmental surpluses or deficits in Brazil and the United States of America.

     All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of Brazil and the United States and other countries important to international trade and finance. As noted above, the currency of Brazil in 1999 suffered a currency crisis and significant devaluation. We cannot assure you that a currency crisis or significant devaluation will not happen in the future to the Brazilian real, which would have significant negative effects on the value of the notes.

Key Terms of the RevCons

Reference Share:	The Reference Share for the RevCon offering will be the shares of the iShares® MSCI Brazil IndexSM Fund as set forth below:
CUSIP No.	Relevant Exchange	Ticker Symbol
464286400	NYSE Arca	EWZ

Interest Rate:	11.50% per annum, payable monthly in arrears on each Interest Payment Date beginning September 16, 2009.
Interest Payment Date:	The interest payment dates for the RevCon offering are September 16, 2009, October 16, 2009, November 16, 2009, December 16, 2009, January 16, 2010 and the Maturity Date; provided that if an Interest Payment date is not a Business Day, interest will be paid on the next Business Day, and interest will not accrue from and after the scheduled Interest Payment Date.
Redemption Amount:

The Redemption Amount payable for the RevCon offering on the Maturity Date in respect of each $1,000.00 face amount will be:

  if the closing price per share of the Reference Share quoted by the Relevant Exchange has not been at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date (the Knock-In Level Trigger), as determined by the calculation agent in its sole discretion, a cash payment of $1,000.00 (i.e. 100.00% of the face amount), or if the Knock-In Level Trigger has occurred, (a) a cash payment of $1,000.00 (i.e. 100.00% of the face amount), if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, as determined by the calculation agent in its sole discretion, or (b) a number of Reference Shares equal to the Share Redemption Amount (or, at our option, the cash value thereof), if the Final Reference Level on the Determination Date is less than the Initial Reference Level.

Initial Reference Level:	$60.81, the closing price of the Reference Share quoted by the Relevant Exchange on the Trade Date.
Final Reference Level:	The closing price of the Reference Share quoted by the Relevant Exchange on the Determination Date.
Knock-In Level:	$45.6075, or 75.00% of the Initial Reference Level.
Share Redemption Amount:	16.44466, which is the face amount of the RevCons divided by the Initial Reference Level, subject to adjustment, as described below.
Antidilution Adjustments:

If the Reference Share is subject to a stock split or reverse stock split, then once such split has become effective, the Share Redemption Amount will be adjusted to equal the product of the prior Share Redemption Amount and the number of shares issued in such stock split or reverse stock split with respect to one Reference Share.

No adjustment to the Share Redemption Amount pursuant to the paragraph above will be required unless such adjustment would require a change of at least 0.1% in the Share Redemption Amount. The Share Redemption Amount so adjusted will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward.

Discontinuance of the Reference Share and/or Index; Alteration of Method of Calculation:

If the Reference Share is liquidated or otherwise terminated (a liquidation event), the closing price, as applicable, following the liquidation event will be determined by the calculation agent and will be deemed to equal the product of (i) the closing value of the Index (or any successor index, as described below) on such Trading Day (taking into account any material changes in the method of calculating the share underlying index following such liquidation event) times (ii) a fraction, the numerator of which is the closing price of the Reference Share and the denominator of which is the closing value of the Index (or any successor index, as described below), each determined as of the last day prior to the occurrence of the liquidation event on which a closing price of the Reference Share was available.

If, following a liquidation event, the Index Sponsor discontinues publication of the Index and the Index Sponsor or another entity (including MS&Co.) publishes a successor or substitute index that MS&Co., as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Index (such index being referred to herein as a successor index), then any subsequent closing price on any Trading Day, following a liquidation event will be determined by reference to (a) the published value of such successor index at such time on such Trading Day, in the case of the intraday price, or (b) the published value of such successor index at the regular weekday close of trading on such Trading Day, in the case of the closing price.

Upon any selection by the calculation agent of a successor index, the calculation agent will cause written notice thereof to be furnished to the Trustee, to us and to The Depository Trust Company, as holder of the RevCons linked to the Reference Share, within three Trading Days of such selection. We expect that such notice will be made available to you, as a beneficial owner of such RevCons, in accordance with the standard rules and procedures of The Depository Trust Company and its direct and indirect participants.

If the Index Sponsor discontinues publication of the Index prior to, and such discontinuance is continuing on, any Trading Day, the determination date or on the date of acceleration following a liquidation event and MS&Co., as the calculation agent, determines, in its sole discretion, that no successor index is available at such time, then the calculation agent will determine the closing price for any such date in accordance with the formula for calculating the Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at such time during the principal trading session of the relevant exchange on such date of each security most recently composing the share underlying index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of the RevCons linked to the Reference Share.

CUSIP No.:	282645RA0
ISIN:	US282645RA04
Denomination:	Minimum denominations of $1,000.00 and integral multiples thereof.
Calculation agent:	Morgan Stanley & Co. Incorporated 1585 Broadway New York, NY 10036 Attn: Structured Investments Telephone No.: +1 212 761 4000

Additional terms specific to the RevCons

     You should read this pricing supplement together with the prospectus dated February 5, 2007, as supplemented by the prospectus supplement dated February 5, 2007 relating to our medium-term notes of which these RevCons are a part, and the more detailed information contained in product supplement no. 1 dated April 12, 2007. This pricing supplement, together with the documents listed below, contains the terms of the RevCons and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying product supplement no. 1, as the RevCons involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the RevCons.

     You may access these documents on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000115697307000604/u52418e424b2.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

Agent’s Commissions Information

     The RevCons will be issued at $1,000.00 per RevCon and the Agent’s Commissions will be $15.00 per RevCon; provided that the price to the public and the Agent’s Commissions for the purchase by any single investor of greater than or equal to $1,000,000.00 and less than $3,000,000.00 face amount of RevCons will be $997.50 per RevCon and $12.50 per RevCon, respectively; for the purchase by any single investor of greater than or equal to $3,000,000.00 and less than $5,000,000.00 face amount of RevCons will be $996.25 per RevCon and $11.25 per RevCon, respectively; and for the purchase by any single investor of $5,000,000.00 or more face amount of RevCons will be $995.00 per RevCon and $10.00 per RevCon, respectively.

Issue Price	Selling Concession	Face Amount of RevCons for a Single Investor

$1,000.00	$15.00	< $1,000,000.00
$ 997.50	$12.50	>$1,000,000.00 and < $3,000,000.00
$ 996.25	$11.25	≥$3,000,000.00 and < $5,000,000.00
$ 995.00	$10.00	≥$5,000,000.00

Selling Concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the RevCons distributed by such dealers.

Hypothetical examples of amounts payable at maturity

     The following tables set out the hypothetical total return to the Maturity Date of a hypothetical RevCon, based on the terms and assumptions outlined below and several variables, which include (a) whether the Knock-In Level Trigger has occurred and (b) several hypothetical closing prices for the Reference Share on the Determination Date or at any time during the life of the RevCons. These figures are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the effect that various hypothetical Reference Share values could have on the Redemption Amount, assuming all other variables remain constant.

     The information in the tables reflects hypothetical rates of return on the RevCons assuming they are purchased on the Original Issue Date and held to the Maturity Date. If you sell your RevCons prior to the Maturity Date, your return will depend upon the market value of your RevCons at the time of sale, which may be affected by a number of factors that are not reflected in the table below. For a discussion of some of these factors, see “Risk factors” beginning on page PS-9 of the accompanying product supplement no. 1.

     The tables below assume no Market Disruption Event, Adjustment Event or Settlement Disruption Event occurs. Also, the hypothetical rates of return shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to the RevCons, tax liabilities could affect the after-tax rate of return on your RevCons to a comparatively greater extent than the after-tax return on the Reference Share.

     The market price of the Reference Share has been volatile in the past, and its performance cannot be predicted for any future period. The actual performance of the Reference Share over the life of the RevCons, as well as the Redemption Amount payable, may bear little relation to the hypothetical return examples set forth below or to the historical price of the Reference Share set forth elsewhere in this pricing supplement. For information about the price of the Reference Share during recent periods, see “The Reference Share” below.

     If the closing price of the Reference Share quoted by the Relevant Exchange never trades at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date, or if the Final Reference Level on the Determination Date is equal to or greater than the Initial Reference Level, the Redemption Amount will be an amount of cash equal to the $1,000.00 face amount.

     By contrast, if the closing price of the Reference Share quoted by the Relevant Exchange trades at or below the Knock-In Level on any Trading Day from and including the Trading Day immediately following the Trade Date to and including the Determination Date, and the Final Reference Level on the Determination Date is less than the Initial Reference Level, the Redemption Amount payment on the Maturity Date will be made in shares of the Reference Share equal to the Share Redemption Amount (or, at our option, the cash value thereof) (with fractional shares paid in cash).

     The following examples illustrate the rate of return on the RevCons for a range of hypothetical Final Reference Levels on the Determination Date, assuming a six month term, a hypothetical interest rate of 11.50%, a hypothetical Initial Reference Level of $100.00 and a hypothetical Knock-In Level of $75.00. In these examples, the Knock-In Level Trigger never occurs during the life of the RevCons. In each example below, the Redemption Amount is paid in cash.

Assumed Closing Price of Reference Shares on Determination Date	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
$80.00	$1,000.00	$57.50	$1,057.50	5.75%
$85.00	$1,000.00	$57.50	$1,057.50	5.75%
$90.00	$1,000.00	$57.50	$1,057.50	5.75%
$95.00	$1,000.00	$57.50	$1,057.50	5.75%
$100.00	$1,000.00	$57.50	$1,057.50	5.75%
Greater than $100.00	$1,000.00	$57.50	$1,057.50	5.75%

     The following examples illustrate the rate of return on the RevCons for a range of hypothetical Final Reference Levels on the Determination Date, using the same terms as in the prior example above, however, in these examples, the Knock-In Level Trigger occurred at some point during the life of the RevCons.

Assumed Closing Price of Reference Shares on Determination Date	Value of Payment at Maturity	6 Monthly Interest Payments	6 Month Total Return
			$	%
Greater than: $100.00	$1,000.00	$57.50	$1,057.50	5.75%
$80.00	$ 800.00*	$57.50	$ 857.50	-14.25%
$75.00	$ 750.00*	$57.50	$ 807.50	-19.25%
$40.00	$ 400.00*	$57.50	$ 457.50	-54.25%
$20.00	$ 200.00*	$57.50	$ 257.50	-74.25%
$10.00	$ 100.00*	$57.50	$ 157.50	-84.25%
$5.00	$ 50.00*	$57.50	$ 107.50	-89.25%
$0.00	$ 0.00*	$57.50	$ 57.50	-94.25%

* Payable in Reference Shares at the option of the Issuer.

The Reference Share

     iShares® MSCI Brazil IndexSM Fund (the Reference Share or Exchange-Traded Fund) is an exchange-traded fund managed by iShares, Inc. (iShares), a registered investment company. iShares consists of numerous separate investment portfolios, including the Reference Share. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Index. Information provided to or filed with the Commission by iShares pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 033-97598 and 811-09102, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

     This pricing supplement relates only to the notes offered hereby and does not relate to the Reference Share or the Index. We have derived all disclosures contained in this pricing supplement regarding iShares from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to iShares. Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding iShares is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the Reference Share (and therefore the price of the Reference Share at the time we priced the notes) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning iShares could affect the value received at maturity with respect to the notes and therefore the trading prices of the notes.

     Neither we nor MS&Co. or any of its affiliates make any representation to you as to the performance of the Reference Share.

     MS&Co. and/or its affiliates may presently or from time to time engage in business with iShares. In the course of such business, MS&Co. and/or its affiliates may acquire non-public information with respect to iShares, and neither MS&Co. nor any of its affiliates undertakes to disclose any such information to you. In addition, one or more of our affiliates may publish research reports with respect to the underlying shares. The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws. As a prospective purchaser of the notes, you should undertake an independent investigation of iShares as in your judgment is appropriate to make an informed decision with respect to an investment in the Reference Share.

     iShares® is a registered mark of Barclays Global Investors, N.A. (BGI). The notes are not sponsored, endorsed, sold, or promoted by BGI. BGI makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

The MSCI Brazil Index

     The MSCI Brazil Index (the Index) is a stock index owned, calculated, and published by MSCI, a majority-owned subsidiary of Morgan Stanley. See “—Affiliation of MSCI and MS&Co.” below. Morgan Stanley obtained all information contained in this pricing supplement regarding the Index, including, without limitation, its makeup, method of calculation and changes in its components, from publicly available information, and Morgan Stanley has not participated in the preparation of, or verified, such publicly available information. That information reflects the policies of, and is subject to change by, MSCI. Neither MSCI nor Morgan Stanley has any obligation to continue to calculate and publish, and may discontinue calculation and publication of the Index. The Index is a free float adjusted market capitalization index of securities listed on the Sao Paulo Stock Exchange. MSCI targets an 85% free float adjusted market representation level within each industry group in Brazil.

Selection Criteria

     The security selection process within each industry group is based on analysis of the following: i) Each company’s business activities and the diversification that its securities would bring to the index. ii) All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. Securities that do not meet the minimum size guidelines are not considered for inclusion. iii) MSCI targets for inclusion the most liquid securities in an industry group. MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the Index but considers each stock’s relative standing within Brazil and between cycles. Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the Index.

Index Calculation

     The Index is computed generally by multiplying the previous day’s index level by the free float adjusted market capitalization level of each share in the Index on the prior day divided by the free float market capitalization level of each share in the MSCI Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not the denominator.

Maintenance of the Index

     There are three broad categories of Index maintenance: an annual full country index review that reassesses the various dimensions of the equity universe in Brazil; quarterly index reviews, aimed at promptly reflecting other significant market events; and ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

Affiliation of MSCI and MS&Co.

     Each of MSCI and MS&Co. is a majority-owned subsidiary of Morgan Stanley. MSCI is responsible for the Index and the guidelines and policies governing its composition and calculation. Although judgments, policies and determinations concerning the Index are made solely by MSCI, Morgan Stanley, as the parent company of MSCI, is ultimately responsible for MSCI. MSCI® is a registered trademark and service mark of MSCI.

     BECAUSE EACH OF MSCI AND MS&CO. IS A SUBSIDIARY OF MORGAN STANLEY, THE ECONOMIC INTERESTS OF MSCI AND MS&CO. MAY BE ADVERSE TO THE INVESTORS IN THE NOTES, INCLUDING WITH RESPECT TO CERTAIN DETERMINATIONS AND JUDGMENTS MADE IN DETERMINING THE INDEX. THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE CONCERNING ADDITIONS, DELETIONS AND SUBSTITUTIONS OF THE COMPONENT COUNTRY INDICES AND CORRESPONDING COMPONENT SECURITIES COMPRISING THE INDEX AND THE MANNER IN WHICH CERTAIN CHANGES AFFECTING SUCH COMPONENT SECURITIES ARE TAKEN INTO ACCOUNT MAY AFFECT THE VALUE OF THE INDEX. FURTHERMORE, THE POLICIES AND JUDGMENTS FOR WHICH MSCI IS RESPONSIBLE WITH RESPECT TO THE CALCULATION OF THE INDEX, INCLUDING, WITHOUT LIMITATION, THE SELECTION OF THE FOREIGN EXCHANGE RATES USED FOR THE PURPOSE OF ESTABLISHING THE DAILY PRICES OF THE COMPONENT SECURITIES, COULD ALSO AFFECT THE VALUE OF THE INDEX. IT IS ALSO POSSIBLE THAT MSCI MAY DISCONTINUE OR SUSPEND CALCULATION OR DISSEMINATION OF THE INDEX AND THAT, CONSEQUENTLY, MS&CO., AS CALCULATION AGENT, ALSO AN AFFILIATE OF MORGAN STANLEY, WOULD HAVE TO SELECT A SUCCESSOR OR SUBSTITUTE INDEX FROM WHICH TO CALCULATE THE RETURN ON YOUR INVESTMENT. ANY SUCH ACTIONS OR JUDGMENTS COULD ADVERSELY AFFECT THE VALUE OF THE PLUS.

     MSCI maintains policies and procedures regarding the handling and use of confidential proprietary information, and those policies and procedures will be in effect throughout the term of the notes to restrict the use of information relating to the calculation of the Index prior to its dissemination.

     It is also possible that any advisory services that our affiliates provide in the course of any business with the issuers of the component securities could lead to actions on the part of such underlying issuers which might adversely affect the value of the Index.

Historical Performance

     The table sets forth below the high, low and final closing price per share of the Reference Share, for each quarter in the period since January 1, 2004 through August 10, 2009. We obtained the information in the table below from Bloomberg Financial Services, without independent verification.

Period	High	Low	Period End
2004
First Quarter	18.4866	15.3874	16.5817
Second Quarter	17.1147	12.3277	14.5188
Third Quarter	18.3287	14.4794	18.2991
Fourth Quarter	21.9510	18.0622	21.9510
2005
First Quarter	25.2081	19.5427	22.4840
Second Quarter	24.6949	20.8949	24.4975
Third Quarter	33.0153	23.3427	32.8870
Fourth Quarter	35.5519	28.6429	32.9363
2006
First Quarter	42.5794	34.3774	39.4308
Second Quarter	46.3695	31.5052	38.6116
Third Quarter	40.3488	35.6407	37.9701
Fourth Quarter	46.3131	37.5950	46.3131
2007
First Quarter	48.7548	42.2107	48.6559
Second Quarter	62.1989	49.0118	60.7161
Third Quarter	73.7253	50.6923	72.7071
Fourth Quarter	85.1627	71.6691	80.1953
2008
First Quarter	87.6783	68.8269	76.5483
Second Quarter	99.8417	79.3805	88.7316
Third Quarter	87.2311	50.6711	55.9579
Fourth Quarter	55.8982	26.7218	34.9900
2009
First Quarter	40.8900	31.7500	37.7000
Second Quarter	57.9500	39.2400	52.9700
Third Quarter (through August 10, 2009)	61.1900	49.1700	60.8100

Daily Closing Share Price of iShares® MSCI Brazil IndexSM Fund from January 2, 2004 – August 10, 2009

Currency Exchange Information

     The following table sets forth the high, low and period-ending U.S. dollar/Brazilian real exchange rates for each quarter from January 1, 2004 through August 10, 2009. The associated graph sets forth the currency’s currency performance relative to the U.S. dollar for such period. We obtained the exchange rates listed below from Bloomberg Financial Markets, without independent verification. The historical exchange rates for the Brazilian real should not be taken as an indication of future performance.

Period	High	Low	Period End
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter (through August 10, 2009)	2.0092	1.8136	1.8407

Daily Exchange Rate of the Brazilian Real (quoted as units of Brazilian reals per 1 USD) from January 1, 2004 – August 10, 2009

     The exchange rates between the Brazilian real and the U.S. dollar are at any moment a result of the supply and demand for the two currencies, and changes in the exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political developments in other countries. Of particular importance are rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in Brazil and the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by Brazil, the United States and other jurisdictions important to international trade and finance.

Supplemental information regarding taxation in the United States

     The amount of the stated interest rate on the RevCons that constitutes interest on the Deposit (as defined in the accompanying product supplement no. 1) and the amount that constitutes Put Premium (as defined in the accompanying product supplement no. 1) are set forth in the table below.

Deposit	Put Premium
0.805%	10.695%

     In addition to potential alternative treatments under current tax law, it is also possible that the tax law may be changed by legislative or regulatory action, possibly with retroactive effect. However, it is not possible to predict whether or when such action will occur and the effect of such potential changes is uncertain. Please refer to “Taxation in the United States” beginning on PS-16 of the accompanying product supplement no. 1.

Supplemental plan of distribution

     The RevCons will be purchased by Morgan Stanley & Co. Incorporated (the agent) as principal, pursuant to terms agreements between the agent and us. The agent has agreed to pay our out-of-pocket expenses in connection with each issuance of the RevCons.

     See “Supplemental plan of distribution” beginning on page PS-19 of the accompanying product supplement no. 1.